Exhibit 99.1

1200 RIVERPLACE BOULEVARD • JACKSONVILLE, FL 32207-1809 • (904) 346-1500

November 16, 2006	For more information:
Susan Datz Edelman
FOR IMMEDIATE RELEASE	Director, Stockholder Relations
(904) 346-1506
sedelman@steinmart.com

STEIN MART, INC. REPORTS 3Q AND YEAR-TO-DATE 2006 FINANCIAL RESULTS

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today announced financial results for its third quarter and nine months ended October 28, 2006.

For the third quarter of 2006, the Company earned $237,000 or $0.01 per diluted share as compared to net income of $1.4 million or $0.03 per diluted share in the third quarter of 2005. Net sales for the third quarter of 2006 were $339.2 million, up 0.8 percent from the $336.5 million in sales for the same period last year. Comparable store sales increased 0.2 percent from the third quarter of 2005 to the third quarter of 2006. Gross profit increased to $89.3 million or 26.3 percent of net sales in the third quarter of 2006 compared to $83.1 million or 24.7 percent of net sales in the same period of 2005. Gross profit increased due to decreased markdowns and improved mark-up, somewhat offset by increased occupancy costs and equity-based buying compensation. Selling, general and administrative (SG&A) expenses were $92.6 million or 27.3 percent of net sales as compared to $85.1 million or 25.3 percent of net sales during the prior year’s third quarter. The SG&A rate was higher due to a lack of leverage on relatively flat sales, and reflected increases in store payroll, depreciation, store-opening costs, advertising, insurance expenses, equity-based compensation and legal expenses related to a wage-and-hour lawsuit.

For the first nine months of 2006, the Company earned $16.1 million or $0.37 per diluted share as compared to net income of $29.8 million or $0.67 per diluted share in the first nine months of 2005. Net sales for the first nine months were $1,040.3 million, down 1.3 percent from the $1,054.3 million in sales for the same period last year. Comparable store sales decreased 2.0 percent from the first nine months of 2005 to the first nine months of 2006. Gross profit decreased to $280.9 million or 27.0 percent of net sales in the first nine months of 2006 compared to $291.0 million or 27.6 percent of net sales in the same period of 2005. Gross profit was negatively impacted by increased markdowns, occupancy costs, and equity-based buying compensation, somewhat offset by improved mark-up. SG&A expenses were $268.0 million or 25.8 percent of net sales as compared to $255.5 million or 24.2 percent of net sales during the prior year’s first nine months. The SG&A rate was higher due to a lack of leverage on decreased sales and reflected increases in store payroll, depreciation, store-opening costs, advertising, insurance expenses, equity-based compensation and legal expenses related to a wage-and-hour lawsuit.

“While comparable sales growth is not yet meeting our expectations, we are beginning to see improved profitability associated with recent merchandise reallocations; specifically the transformation to a more relevant Home assortment and the addition of several key, ready-to-wear categories in lieu of children’s apparel,” said Michael D. Fisher, president and chief executive officer of Stein Mart, Inc. “Our challenge now is to accelerate holiday sales, and we believe our increased commitment to appropriate current- and forward- season merchandise, as well as a more aggressive promotional plan, will give us the best chance to be successful on the top line.”

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Stein Mart, p. 2

Updates on Recent Initiatives

The Company has had a number of merchandising and store operations initiatives underway this year. The following is an update on these efforts:

•	All children’s apparel has been cleared from Stein Mart stores, and the expanded assortments of intimate apparel, special sizes and certain classifications of ready-to-wear are in place and performing to expectations.

•	Plans for the transfer of the remaining 102 shoe departments to DSW are on track with the expected transition slated for January 2007.

•	The Company launched its co-brand credit card in October; it will serve as the foundation for enhanced marketing strategies for the Preferred Customer program.

•	Continuing its fashion upgrade of the Home area, the Company recently unveiled a new collection of gifts and linens conceived by Nina Campbell, an award-winning English interior designer and author. The Nina|Nina Campbell collection will be exclusive to Stein Mart.

•	The price optimization system is now performing as expected.

•	The 360 Commerce cash register platform installation is complete, with 180 stores being converted this year. The installations included transaction processing hardware and software, as well as the re-configuration of the cash/wrap-service desk areas in each of the stores.

2006 Store Opening program completed

In the third quarter, six stores were opened and two were closed. So far this month, Stein Mart has entered the Pittsburgh market with one new store and added an 11th store in Atlanta. This morning, Stein Mart completes its 2006 store-opening program with a new location in Royal Palm Beach, Florida. For the year, twelve stores have opened and six have closed, bringing to 268 the number of stores now in operation as compared to 262 at the end of 2005.

In 2007, the Company expects to open approximately 20 new stores. Any decision on store closures for 2007 will be made at the end of fiscal 2006.

Guidance

Sales for the first week of November were encouraging; however, sales in the second week, which included a key, one-day promotional event, were less than expected. Should this slower trend continue, management would expect a comparable store sales increase of approximately 2-3 percent for the fourth quarter, which would produce diluted earnings per share approximately in line with the $0.48 earned last year in the fourth quarter. As a reminder, fiscal 2006 (ending February 3, 2007) is a 53-week year compared to fiscal 2005 which was a 52-week year.

Quarterly Dividend Declared

The Stein Mart board of directors has declared a quarterly dividend of $0.0625 per common share payable on December 22, 2006 to stockholders of record at the close of business on December 8, 2006.

Conference Call with Management

Management will discuss this information and answer questions from analysts in a conference call today (November 16, 2006) at 10:30 a.m. ET. The call may be heard on the investor relations portion of Stein Mart’s website at http://ir.steinmart.com, and a recording of the call will remain on the website until the end of the month.

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Stein Mart, p. 3

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to New York, Stein Mart’s focused assortment of merchandise features moderate to better brand-name apparel for women and men, as well as accessories, gifts, linens and shoes.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	the effectiveness of advertising, marketing and promotional strategies

•	on-going competition from other retailers

•	changing preferences in apparel

•	changes in consumer spending due to current events and/or general economic conditions

•	unanticipated weather conditions and unseasonable weather

•	adequate sources of merchandise at acceptable prices

•	availability of new store sites at acceptable lease terms

•	the Company’s ability to attract and retain qualified employees to support planned growth

•	ability to successfully implement strategies to exit or improve under-performing stores

•	disruption of the Company’s distribution system

•	acts of terrorism

and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

SMRT-F

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com

Stein Mart, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands)

	October 28,2006	January 28,2006	October 29,2005
ASSETS
Current assets:
Cash and cash equivalents	$14,928	$20,200	$27,866
Short-term investments	—	104,935	65,895
Trade and other receivables	11,546	11,121	7,348
Inventories	349,024	265,788	313,332
Prepaid expenses and other current assets	21,812	13,672	21,696

Total current assets	397,310	415,716	436,137
Property and equipment, net	110,187	87,106	81,901
Other assets	19,018	17,023	14,915

Total assets	$526,515	$519,845	$532,953

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$133,387	$88,408	$123,922
Accrued liabilities	76,367	80,337	77,355
Income taxes payable	—	5,453	—

Total current liabilities	209,754	174,198	201,277
Notes payable to banks	26,494	—	—
Other liabilities	23,295	21,908	21,794

Total liabilities	259,543	196,106	223,071
COMMITMENTS AND CONTINGENCIES
Stockholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock - $.01 par value; 100,000,000 shares authorized; 43,548,314; 43,516,372 and 43,759,295 shares issued and outstanding, respectively	435	435	438
Additional paid-in capital	25,187	21,967	26,563
Unearned compensation	(6,226)	(3,704)	(3,829)
Retained earnings	247,576	305,041	286,710

Total stockholders’ equity	266,972	323,739	309,882

Total liabilities and stockholders’ equity	$526,515	$519,845	$532,953

Stein Mart, Inc.

Consolidated Statements of Income

(Unaudited)

(In thousands except per share amounts)

	13 Weeks Ended October 28, 2006	13 Weeks Ended October 29, 2005	39 Weeks Ended October 28, 2006	39 Weeks Ended October 29, 2005
Net sales	$339,171	$336,537	$1,040,306	$1,054,256
Cost of merchandise sold	249,909	253,486	759,452	763,254

Gross profit	89,262	83,051	280,854	291,002
Selling, general and administrative expenses	92,634	85,057	267,960	255,532
Other income, net	3,777	3,749	11,371	11,306

Income from operations	405	1,743	24,265	46,776
Interest income (expense), net	(28)	509	1,096	1,336

Income before income taxes	377	2,252	25,361	48,112
Provision for income taxes	140	856	9,253	18,283

Net income	$237	$1,396	$16,108	$29,829

Net income per share:
Basic	$0.01	$0.03	$0.37	$0.69

Diluted	$0.01	$0.03	$0.37	$0.67

Weighted-average shares outstanding:
Basic	43,162	43,553	43,212	43,252

Diluted	43,662	44,605	43,907	44,424

Stein Mart, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	39 Weeks Ended October 28, 2006	39 Weeks Ended October 29, 2005
Cash flows from operating activities:
Net income	$16,108	$29,829
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,881	14,973
Impairment of property and other assets	—	531
Store closing charges	1,243	452
Deferred income taxes	(2,821)	1,381
Share-based compensation	3,657	516
Tax benefit from equity issuances	502	4,595
Excess tax benefits from share-based compensation	(296)	—
Changes in assets and liabilities:
Trade and other receivables	(425)	4,032
Inventories	(83,236)	(36,168)
Prepaid expenses and other current assets	(8,140)	(8,771)
Other assets	(3,317)	(1,281)
Accounts payable	44,979	24,759
Accrued liabilities	(4,230)	(2,902)
Income taxes payable	(5,453)	(5,089)
Other liabilities	1,651	478

Net cash (used in) provided by operating activities	(20,897)	27,335

Cash flows from investing activities:
Capital expenditures	(39,067)	(24,731)
Purchases of short-term investments	(586,225)	(1,379,420)
Sales of short-term investments	691,160	1,386,000

Net cash provided by (used in) investing activities	65,868	(18,151)

Cash flows from financing activities:
Net borrowings under notes payable to banks	26,494	—
Cash dividends paid	(73,572)	(5,463)
Excess tax benefits from share-based compensation	296	—
Proceeds from exercise of stock options	2,046	15,157
Proceeds from employee stock purchase plan	581	499
Repurchase of common stock	(6,088)	(11,761)

Net cash used in financing activities	(50,243)	(1,568)

Net (decrease) increase in cash and cash equivalents	(5,272)	7,616
Cash and cash equivalents at beginning of year	20,200	20,250

Cash and cash equivalents at end of period	$14,928	$27,866